UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2015

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 30, 2015, Avista Corporation (Avista Corp. or the Company) announced that Christy Burmeister-Smith, the current Vice President, Controller and Principal Accounting Officer is planning to retire effective September 30, 2015 and that Ryan Krassselt, Director of Risk Management and Assistant Treasurer, has been appointed Vice President, Controller and Principal Accounting Officer effective October 1, 2015. From May 5, 2014, Mr. Krasselt has been the Director of Risk Management and Assistant Treasurer and from 2011 to 2014 he was the Director of Finance and Assistant Treasurer. For further details, please refer to the press release filed as Exhibit 99.1 to this Current Report, which is incorporated herein by reference.

As a new executive of the Company, Mr. Krasselt will be provided the same benefits and incentive opportunities as other vice presidents beginning in 2015. This includes incentive opportunities under the Executive Officer Annual Cash Incentive Plan and the Long-Term Incentive Plan. Mr. Krasselt will be enrolled in the Executive Income Continuation Plan and the Supplemental Executive Long Term Disability Plan. Mr. Krasselt will also be eligible to participate in the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan. Mr. Krasselt will also be provided with a Change in Control Agreement in the same form as other vice presidents of the Company.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

99.1    Press release dated July 30, 2015, which is being filed pursuant to Item 5.02.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to Avista Corp.'s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at Avista Corp.'s Internet address is not part of this Current Report or any other report furnished or filed by Avista Corp. with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	July 30, 2015	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer